October 11, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: Echo Automotive, Inc. (formerly Canterbury Resources, Inc.)

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K dated October 11, 2012 of Echo Automotive, Inc. (formerly Canterbury Resources, Inc.), and we agree with the statements made therein concerning our firm.

Very truly yours,

/s/ Madsen & Associates CPA's, Inc.

Madsen & Associates CPA's Inc.